Exhibit 99.1

EARTHSTONE ENERGY Provides Update on Its Horizontal Ratcliffe Project and Acquisition of Additional Lands/Wells

DENVER, Dec. 27, 2011 (GLOBE NEWSWIRE) -- EARTHSTONE ENERGY, INC. (NYSE Amex:ESTE) reported today that, along with its partners, it has acquired an additional 320 acres (24 net) in its previously announced horizontal Ratcliffe project in the Rush Mountain Field, Sheridan County, Montana. The project now contains a total of 2,600 gross acres (195 net) that could eventually be developed on 160 acre spacing; theoretically, a total of 16 wells. Included in the acquisition is a working interest in two wells. One of the wells, the Hoffelt 2, is an existing vertical Gunton producer making approximately 16 barrels of oil per day.  The second well, the F. Hoffeldt 1 SWD, is an existing salt water disposal well. In this transaction, Earthstone acquired a 7.5% working interest in both the leasehold and the wells for approximately $240,000. The project is operated by Vess Oil Corporation (Vess), a private, unrelated third party.

In related news, drilling on its previously announced horizontal Ratcliffe well, the Federal #1-5H, is progressing and casing has been set through the curved portion of the well. With the well now drilling horizontally in the Ratcliffe formation, results are encouraging. The well is projected to drill approximately 5,000 feet of horizontal lateral before drilling operations are concluded, possibly by early January.  Earthstone previously announced it has committed to participate in the drilling of at least two horizontal Ratcliffe wells in this exploration project, the Federal #1-5H being the first of these wells. The Company estimates that its share of drilling and completion costs for the two wells will be approximately $1,000,000. Earthstone plans to fund all the above efforts with existing cash, its cash flow from operations and, if necessary, bank financing.

Finally, in a previous news release, the Company announced the acquisition of the Federal 22-5, an existing vertical Ratcliffe producer making approximately 16 barrels of oil per day. Following recent, remedial, downhole work by Vess, the well is now averaging approximately 45 barrels of oil per day, a 180% increase in production.

"We are delighted to finally complete this acquisition and thrilled with the progress we are making on this project," commented Ray Singleton, president of Earthstone. "First, we felt owning salt water disposal capacity in the field was crucial to the long term success of this project and are glad to address this concern. Second, we are pleased with the rocks (formation cuttings) that we are seeing on our exploration well and are optimistic about the results there. Finally, we are elated with the production increase on our initial production acquisition, the Federal 22-5, and looked forward to similar increases on our new Gunton producer. We are eager to see the results of this newest exploration project over the next few quarters. If successful, we believe this project could substantially augment the Company's production, reserves and future revenues. Going forward, we continue to evaluate both Bakken and non-Bakken opportunities which could positively impact the Company's reserves and production and expect to announce progress on these efforts in the future. We have ramped up our capital deployment and expect to continue to do so for the remainder of this fiscal year and into fiscal year 2013. We are excited about the significance our current projects, in addition to the opportunities we are pursuing, could have on Earthstone and our stock price."

ABOUT EARTHSTONE ENERGY:

EARTHSTONE ENERGY, INC. is a growth-oriented independent oil and gas exploration and production company with its primary focus in the Williston Basin and south Texas. Earthstone is now traded on the NYSE Amex under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "could," "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities. Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in EARTHSTONE ENERGY's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011 and September 30, 2011, respectively. The Company disclaims any obligation to update forward-looking statements.

CONTACT: Ray Singleton
                      303-296-3076 Ext 102